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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )*


                               MBA Holdings Inc.
                        ---------------------------------
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                   55261x204
                                 --------------
                                 (CUSIP Number)


             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [ ]   Rule 13d-1(b)

     [X]   Rule 13d-1(c)

     [ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G
-------------------                                            -----------------
CUSIP NO. 55261x204                                            Page 2 of 5 Pages
-------------------                                            -----------------

1  NAMES OF REPORTING PERSONS      Judy Brotherson
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   50570 0430
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Arizona
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    801,301
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER

                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   801,301
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   40.5%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP NO. 55261x204               SCHEDULE 13G                 Page 3 of 5 Pages
-------------------                                            -----------------


ITEM 1(a) NAME OF ISSUER:

          MBA Holdings Inc.

ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          9419 E. San Salvador Suite 105
          Scottsdale, Az. 85258

ITEM 2(a) NAME OF PERSON FILING:

          Judy Brotherson

ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

          9419 E. San Salvador Suite 105
          Scottsdale, Az. 85258

ITEM 2(c) CITIZENSHIP:

          U.S.

ITEM 2(d) TITLE OF CLASS OF SECURITIES:

          Common Stock

ITEM 2(e) CUSIP NUMBER:

          55261x204

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

-------------------                                            -----------------
CUSIP NO. 55261x204               SCHEDULE 13G                 Page 4 of 5 Pages
-------------------                                            -----------------

ITEM 4.   OWNERSHIP.

          (a)  AMOUNT BENEFICIALLY OWNED: 801,301

          (b)  PERCENT OF CLASS: 40.5%

          (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)   sole power to vote or to direct the vote: 801,301
               (ii)  shared power to vote or to direct the vote:
               (iii) sole power to dispose or to direct the disposition of:

               (iv)  shared power to dispose or to direct the disposition of:

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.




ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY



ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP




ITEM 9.   NOTICE OF DISSOLUTION OF GROUP




ITEM 10.  CERTIFICATION

-------------------                                            -----------------
CUSIP NO. 55261x204               SCHEDULE 13G                 Page 5 of 5 Pages
-------------------                                            -----------------

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date: 07/12/2001                         By: /s/ Judy Brotherson
      -------------------                    -----------------------------------